EXHIBIT 2.1

                           PURCHASE AND SALE AGREEMENT

             On this 6th day of October, 1997, but to be effective as of the 1st day of September, 1997, Remediation Technologies, Inc., a Delaware corporation ("RETEC"), RETEC THERMAL, INC., a Delaware corporation ("Seller"), TETRA Technologies, Inc., a Delaware corporation ("TETRA") and TETRA THERMAL, INC., a Delaware corporation ("Buyer"), hereby act and agree as follows:

                                   WITNESSETH:

             WHEREAS, Seller is a wholly-owned subsidiary of RETEC;

             WHEREAS, Buyer is a wholly-owned subsidiary of TETRA;

             WHEREAS, Seller and Buyer formed RETEC/TETRA, L.C. (the "LLC") effective as of August 1, 1992 pursuant to the Formation Agreement and Regulations of the LLC by and between Seller, Buyer, TETRA and RETEC (the "Formation Agreement");

             WHEREAS, Seller and RETEC desire to sell to Buyer and Buyer and TETRA desire to purchase from Seller all of Seller's interests in the LLC and all Projects, all on the terms and conditions hereinafter set forth.

             NOW, THEREFORE, in consideration of the mutual covenants, conditions, and agreement hereinafter provided, the parties agree as follows:

        I.   Definitions

             Capitalized terms not otherwise defined herein shall have the meanings set forth in the Formation Agreement.

        II.  Purchase and Sale of Limited Liability Company Interest

             2.1 Subject to and upon the terms and conditions of this Agreement, Seller hereby agrees to transfer, sell and assign to Buyer and Buyer hereby agrees to purchase from Seller all of Seller's right, title and interest in and to Seller's Limited Liability Company Interest in the LLC (including all of Seller's interests in all Projects).

             2.2 The base purchase price ("Base Purchase Price") is US$8,825,490, subject to adjustment as provided in Section 2.4 below.

             2.3 Buyer shall assume certain of the liabilities of the LLC, and defend RETEC and Seller against claims arising out of the operations of the LLC, or its successors, pursuant to an Assignment and Assumption Agreement (the "Assumption Agreement") in the form attached hereto as Exhibit 2.3.
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             2.4  If, within six (6) months after the Closing Date, Buyer or any affiliated entity of Buyer (including the LLC or TETRA) enters into any agreement under which any such party is committed to sell to Scaltech, Inc. 50% or more of the outstanding capital stock of Buyer, or of the Limited Liability Company Interests of the LLC, or of their successors, or of their assets, or merge or consolidate the Buyer, the LLC, or their successors, to or with Scaltech, Inc. (the "Acquiring Entity"), or upon the occurrence of a similar event, such that the total valuation of the equity or assets of the Buyer, the LLC or their successors in any such sale, merger or consolidation or similar event (the "Sale Valuation") exceeds the sum of twice the Base Purchase Price plus equity contributions to the LLC from TETRA after the Closing Date (such sum shall be referred to herein as the "Adjusted Valuation"), the purchase price of this transaction will be subject to adjustment as follows. In this circumstance, Buyer will pay to Seller, as additional purchase price ("Additional Purchase Price"), 50% of the amount calculated by subtracting from the Sale Valuation the Adjusted Valuation. For example, if in such six month period any Acquiring Entity purchased the LLC from TETRA for $20,000,000 and TETRA had contributed an additional $2,000,000 in equity to the LLC, the Additional Purchase Price owed to Seller will be $250,000.

             2.5 Upon completion of the closing as set forth in section 3.2, this Agreement shall operate as an acknowledgment and agreement of the parties hereto that, after the Closing Date, no ongoing rights or obligations of any kind exist between or among TETRA, Seller, RETEC, Buyer and/or the LLC under the Formation Agreement or any agreement or document referenced in or at any time attached to the Formation Agreement, or under any agreement relating to borrowings of the LLC, or any other agreement, document, instrument or certificate entered into or delivered by a party, except as set forth in this Purchase and Sale Agreement, the Assumption Agreement or other agreement or instrument to be delivered pursuant to this Purchase and Sale Agreement.

        III. The Closing; Payment of Purchase Price

             3.1 The closing is being held at the offices of the LLC on the date hereof (the "Closing Date").

             3.2  At the closing:

             (i) Buyer shall pay to Seller the amount of US$8,825,490 by wire transfer of good funds to the account designated by Seller;

             (ii) Seller shall deliver to Buyer a certificate
                  representing Seller's Limited Liability Company
                  Interest in the LLC, duly endorsed for transfer to Buyer.

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            (iii) The parties each shall deliver to the other an executed
                  Assumption Agreement in the form attached hereto as
                  Exhibit 2.3.

             (iv) There shall be delivered to RETEC and Seller a written statement from the Texas Commerce Bank releasing each of RETEC and Seller from any Guaranty of the payment by the LLC of any debt or obligation owed by the LLC, TETRA or Buyer to the Texas Commerce Bank or any of its affiliates and waiving any claim against RETEC or Seller for payment of the debts or obligations of the LLC, TETRA or Buyer.

             (v) RETEC and Seller shall cause all of its employees who hold any offices as members of the Managing Board, Managers or officers of the LLC to submit written resignations of such offices and shall deliver such written resignations to Buyer.

             3.3 If Additional Purchase Price is owed to Seller, Buyer will pay such amount by cashier's check or wire transfer at such time, or times as Buyer receives payment from the Acquiring Entity. If the Acquiring Entity pays in installments, Buyer will pay Seller promptly upon receipt of each installment an amount calculated by multiplying the percentage of the total amount owed by the Acquiring Entity represented by the installment times the Additional Purchase Price.

        IV.  Representations and Warranties

             4.1 RETEC and Seller, jointly and severally, represent and warrant to TETRA and Buyer that, as of the date hereof, other than as set forth in the Disclosure Schedule attached as Exhibit 4.1:

             (i) Each is a corporation duly formed and validly existing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as presently conducted, and to consummate the transactions contemplated hereby.

             (ii) The execution and delivery by Seller and RETEC of this
                  Agreement and the Assumption Agreement and the performance by each of them of their respective obligations under each such Agreement have been duly and validly authorized by all necessary corporate
                  action on each of their parts, and this Agreement and the Assumption Agreement is the valid and binding obligation of Seller and RETEC, enforceable against each of them in accordance with its terms, except as
                  may be limited by applicable bankruptcy, insolvency and creditor rights laws generally.
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            (iii) No agent, broker, person or firm acting on their behalf or under their authority is or will be entitled to a financial advisory fee, brokerage commission, finder's fee or like payment in connection with any of the transactions contemplated hereby.

             (iv) Seller has good title to its 50% Limited Liability
                  Company Interest and its 50% interests in all Projects and said Limited Liability Company Interest and interests in the Projects are free and clear of all security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first refusal, mortgages, indentures, or any other interests of other parties.

              (v) There are no suits, actions, or administrative,
                  arbitration or other proceedings or governmental investigations pending or, to the best of the knowledge of Seller or RETEC, threatened against either of them with respect to the business of the LLC or any of the transactions contemplated hereby, or against Seller's Limited Liability Company Interest or the LLC.

             (vi) There are no liens, security interests, claims,
                  obligations or encumbrances on or with respect to any portion of any of the capital or other assets contributed to the LLC by RETEC or Seller;

            (vii) Neither RETEC nor Seller have created any obligation, direct or contingent, on the part of the LLC not known to and approved by a senior operating officer of the LLC or the Managing Board;

           (viii) None of the representations or warranties made by RETEC and Seller in this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits to state or will omit to state any material fact necessary to make any statement or fact contained herein not misleading.

             (ix) Each of RETEC and Seller has the right, power and
                  authority to execute and deliver this Agreement and the Assumption Agreement, to consummate the transactions contemplated hereby, and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the Assumption Agreement and the consummation of the transactions contemplated hereby do not and will not require the consent or approval of any person or entity whose approval has not been obtained.

              (x) Seller's name formerly was "Motec, Inc.", and said name was changed to RETEC Thermal, Inc. by appropriate corporate action.

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             4.2  Buyer and TETRA, jointly and severally, represent and warrant to Seller and RETEC that, as of the date hereof, other than as set forth in the Disclosure Schedule attached as Exhibit 4.2:

             (i) Each is a corporation duly formed and validly existing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as presently conducted, and to consummate the transactions contemplated hereby.

             (ii) The execution and delivery by Buyer and TETRA of this
                  Agreement and the Assumption Agreement and the performance by each of them of their respective obligations under each such Agreement have been duly and validly authorized by all necessary corporate action on each of their parts, and this Agreement and the Assumption Agreement is the valid and binding obligation of Buyer and TETRA, enforceable against each in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency and creditor rights laws generally.

            (iii) No agent, broker, person or firm acting on their behalf or under their authority is or will be entitled to a financial advisory fee, brokerage commission, finder's fee or like payment in connection with any of the transactions contemplated hereby.

             (iv) There are no suits, actions, or administrative,
                  arbitration or other proceedings or governmental investigations pending or, to the best of their knowledge, threatened against any of the transactions contemplated hereby.

              (v) None of the representations or warranties made by TETRA and Buyer in this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits to state or will omit to state any material fact necessary to make any statement or fact contained herein not misleading.
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             (vi) Each of TETRA and Buyer has the right, power and
                  authority to execute and deliver this Agreement and the Assumption Agreement, to consummate the transactions contemplated hereby, and to perform its obligations hereunder and under the Assumption Agreement. The execution, delivery and performance of this Agreement and the Assumption Agreement and the consummation of the transactions contemplated hereby do not and will not require the consent or approval of any person or entity whose approval has not been obtained.

        V.  Post-Closing Covenants

             5.1 TETRA and Buyer agree to use reasonable efforts to cause the name of the LLC to be changed as soon as practical following the Closing Date, but in no event more than 90 days thereafter, to eliminate the word "RETEC" from the name; provided, however, that TETRA and Buyer shall not be required to effect such name change with respect to any permits, licenses or other legal authorizations currently in effect.

             5.2 RETEC hereby grants TETRA and Buyer the right to continue to use the name "RETEC" as part of the LLC name for a period of up to 90 days following the Closing Date.

             5.3 From time to time hereafter, at TETRA's or Buyer's request and without further consideration, Seller and RETEC will execute and deliver such other and further instruments of conveyance, assignment, transfer and consent, and take such other actions, as TETRA may reasonably request for the more effective conveyance and transfer of Seller's ownership interest in the LLC and the Projects.

             5.4 (a) Except as otherwise set forth herein, for a period of 36 months after the closing date (the "Noncompete Period"), Seller, RETEC, Thermo Remediation, Inc. and Thermo TerraTech, Inc. (the "Selling Group") shall not, and such persons or entities shall cause their respective subsidiaries to not, engage in or have any financial interest in any of the following business areas in competition with the business of the LLC on a worldwide basis:

               (i) the provision of Thermal Desorption Systems and services;

              (ii) the provision of Coker Prep Systems for oily wastes in petroleum refineries;

             (iii) the provision of dry and liquid Waste-Derived Fuel Systems for oily wastes in petroleum refineries;

              (iv) the provision of Slop Oil treatment and/or recycle systems and services in petroleum refineries;

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               (v) the provision of wastewater bio-solids dewatering
                       in petroleum refineries;

              (vi) treatment of steel industry mill scale and mill
                       sludge.

             (b) Except as otherwise set forth herein, during the Noncompete Period the Selling Group shall not, and such persons or entities shall cause their respective subsidiaries to not:

             (i) engage in any business relationship with or have any financial interest in Cascade Separations, Inc. which relates to the membrane separations technology licensed to it and owned by Bend Research, Inc. of Bend, Oregon and Wah Chang, Inc. of Albany, Oregon, provided that this prohibition shall no longer apply in the event the LLC has not entered into an agreement to license or acquire such membrane separations technology from Bend Research, Inc. or Cascade within six months of the effective date of this Agreement; and provided further that if the LLC abandons efforts to license or acquire such membrane separations technology from Cascade or Bend Research, Inc., Buyer or the LLC shall give prompt written notice thereof to the Selling Group.

             (ii) engage in vegetable oil and nickel recovery from filtering clays using the methods or processes claimed in patent No.5,599,376, Process and Equipment to Reclaim Reusable Products from Edible Oil Process Waste Stream.

             (iii) engage in any business relationship with or have any financial interest in AKJ Industries of Easton, Maryland, provided that this prohibition shall no longer apply in the event the LLC has not entered into an agreement to acquire AKJ Industries or the assets of AKJ Industries within six months of the effective date of this Agreement; and provided further that if the LLC abandons efforts to acquire AKJ Industries or its assets, Buyer or the LLC shall give prompt written notice thereof to the Selling Group.

             (c) Notwithstanding the foregoing, Buyer and TETRA acknowledge and agree for themselves and on behalf of the LLC that:

              (i) The Selling Group is engaged in, among others, the
                  business of providing Remediation Services and this
                  Section 5.4 shall not be construed in any manner as prohibiting members of the Selling Group from continuing to engage in such businesses. However, if during the Noncompete Period the Selling Group desires to provide Remediation Services using Thermal Desorption Systems at any active industrial facility, the Selling Group agrees to purchase or lease such systems from the LLC, and the LLC agrees to sell or lease such systems at reasonable rates and terms to be
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                  negotiated in good faith by both parties, except that
                  the LLC shall not be required to sell or lease such Systems if the LLC is already engaged in the treatment/recycle of As-Generated Wastes at the active industrial facility at which the Selling Group desires to employ the Thermal Desorption System;

             (ii) The provision by the Selling Group of their customary consulting services which may involve analysis and assessment on behalf of clients of Thermal Desorption Systems and services or other means to accomplish the services described in (a) above shall not be in violation of this Section 5.4;

            (iii) ThermoEurotech, N.V., a Netherlands company of which
                  Thermo TerraTech is a part owner, is a waste-oil processor employing a variety of technologies (including but not necessarily limited to centrifugation, decanting, distillation, pyrolysis, and Thermal Desorption) to reprocess high-calorific waste streams (including but not necessarily limited to Slop Oil, oil-based drilling muds, and a variety of other organic sludges) from various sources (including but not necessarily limited to petroleum refineries, tanker terminals, Used Oil distributors and processors, industrial facilities, and municipalities) at a regional facility located in the Netherlands. In addition, ThermoEurotech provides consulting, engineering, and Remediation Services in Europe. It is agreed that this Section 5.4 shall not apply to any business conducted by ThermoEurotech or its successors outside of North and South America.

             (iv) RETEC is engaged in the following businesses:

                  - Treatment of petroleum refinery wastewaters via the design, construction, installation, supervision and operation of refinery wastewater treatment plants;

                  - Treatment of petroleum refinery wastewaters, including groundwater, surface water, and recovered product from surface and subsurface remediation, using biological and physical-chemical treatment processes, including methods for wastewater bio-solids dewatering;

                  - Treatment of petroleum refinery As-Generated Wastes from refinery Slop Oil systems, using biological processing, not including Thermal Desorption Systems, Coker Prep Systems or Waste Derived Fuel Systems.

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                  It is agreed that this Section 5.4 shall not apply to
                  the conduct of such business by RETEC or its successors.

              (v) ThermoFluids, Inc. is a subsidiary of Thermo
                  Remediation, Inc. and its business includes the testing, collection, transport and storage of various oil-containing residuals, including Used Oil, oily wastewater, used oil filters, oily sludges, and other petroleum-contaminated solid wastes for treatment and processing at local or regional facilities to which such materials are transported from the sites at which they were generated. The marketing and sale of fuel and fuel products derived from these materials is an important part of ThermoFluid's business.
                  ThermoFluid's business also includes petroleum product tank clean-out operations, and the collection, transport, storage, processing, treatment, disposal, marketing, sale and/or recycling of products encountered during these operations. ThermoFluids also brokers petroleum fuels of all types. It is agreed that this Section 5.4 shall not apply to the conduct of such businesses by ThermoFluids or its successors, provided however, that in the conduct of such businesses ThermoFluids shall not employ or provide Thermal Desorption Systems or services, Coker Prep Systems or services or Waste Derived Fuel Systems or services for the treatment of and/or recycle of Slop Oil generated at petroleum refineries, whether on-site at the refinery or at a regional facility, nor shall ThermoFluids employ or provide on-site (at a petroleum refinery) centrifugation services for Slop Oil generated at petroleum refineries.

             (d) For purposes of this Section 5.4, the terms set forth below shall have the following meanings:

             "Remediation Services" means (i) the treatment of Remediation Wastes at active and inactive industrial or government owned sites; and (ii) the treatment of Remediation Wastes at local or regional facilities to which such Wastes are transported from the sites at which they are or were generated, including in the case of both (i) and
             (ii) above the use of Thermal Desorption Systems in connection therewith.

             "Remediation Wastes" means previously As-Generated Wastes, typically including media (groundwater, surface water, soils, and sediments) and debris, which have been land applied, such as in, but not limited to, pits, ponds and lagoons.

             "As-Generated Wastes" means currently generated wastes or residuals from a processing or manufacturing operation,
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             typically to be treated on-site immediately after a brief
             (i.e., 90 days or less or as defined by applicable regulatory authority) storage period.

             "Slop Oil" is defined in the normal petroleum refinery context as crude and processed oil collected from storage tanks, wastewater systems and various unit operations within the refinery and associated facilities such as tanker unloading facilities, etc.

             "Used Oil" means any oil that has been refined from crude oil, or any synthetic oil, that has been used and as a result of such use is contaminated by physical or chemical impurities.

             "Thermal Desorption" means a process technology for control of organics in solids and sludges, including watery solids and sludges, wherein organic compounds are removed through thermal volatilization and steam stripping, with indirect heat transfer primarily employed in the desorber, rather than combustion.

             "Thermal Desorption System" means a system for operation and use of the Thermal Desorption process, comprised of four primary subsystems - an input materials feed system, a thermal desorber, an output solids handling system and an output gas handling system.

             "Coker Prep System" means a system for the separation of organics, water and solids from oily solids and sludges, including watery solids and sludges, and subsequent particle sizing of the solids in either an aqueous or hydrocarbon based mixture for injection into one of several thermal cracking operations in a petroleum refinery.

             "Waste Derived Fuel System" means a system for the separation of organics, water and solids from oily solids and sludges, including watery solids and sludges, and subsequent drying of the solids and sludges to produce a "Dry Fuel" and/or particle sizing the solids and mixing it with liquid hydrocarbons to produce a "Wet Fuel" for use as a commercial fuel, typically, but not limited to, cement kilns.

             (d) The listing of business areas in paragraph (a) above is intended solely for purposes of circumscribing The Selling Group's obligations not to compete with the LLC and shall not be deemed or construed to limit or in any way constrain the engagement or entry by the LLC into any business or commercial endeavor.

             5.5  Intentionally omitted

             5.6  RETEC and Seller covenant and agree that:

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             (i)  Buyer, TETRA and the LLC are hereby granted a perpetual royalty-free license to use within the LLC Field of Use, including the right to sublicense within the LLC Field of Use; and

            (ii) after the Closing Date RETEC and Seller shall not make any claim for damages against Buyer, TETRA or the LLC based on the use by Buyer, TETRA or the LLC within the LLC Field of Use of, nor will RETEC or Seller seek to enjoin Buyer, TETRA or the LLC from using within the LLC Field of Use, any data, information, methods, processes, designs, drawings, software, inventions, discoveries or the practice of any patent
        (a) that existed prior to the Closing Date, (b) in which RETEC or Seller has an ownership interest, (c) that RETEC or Seller disclosed to the LLC prior to the Closing Date and (d) that relates to operations within the LLC Field of Use. As used herein the term LLC Field of Use shall mean the design, manufacture, operation and sale of Thermal Desorption Systems and Services, Coker Prep Systems and Services and Waste Derived Fuel Systems and Services.

             5.7 TETRA and Buyer covenant and agree that, except for the proprietary rights of the LLC listed on Exhibit 5.7 attached hereto (with respect to which RETEC and Seller shall have no rights hereunder):

             (i) The Selling Group is hereby granted a perpetual royalty-free license to use within the RETEC Field of Use, including the right to sublicense within the RETEC Field of Use; and

             (ii) after the Closing Date TETRA and Buyer shall not make any claim for damages against the Selling Group based on the use by the Selling Group or any of them of, nor will TETRA or Buyer seek to enjoin the Selling Group or any of them from using within the RETEC Field of Use, any data, information, methods, processes, designs, drawings, software, inventions, discoveries or the practice of any patent
        (a) that existed prior to the Closing Date, (b) in which the LLC has an ownership interest, including that conveyed by Buyer or RETEC to the LLC under the Formation Agreement, (c) that the LLC disclosed to RETEC or Seller prior to the Closing Date or that was known to RETEC or Seller prior to the Closing Date, and (iv) that relates to operations within the RETEC Field of Use. As used herein the RETEC Field of Use shall mean the design, manufacture, operation and sale of Thermal Desorption Systems and Services to the extent the Selling Group is not precluded from engaging in the provision of such Systems and Services pursuant to the provisions of Section 5.4 hereof. TETRA and Buyer further covenant and agree that each of them will take all action to
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        ensure that the LLC will grant to the Selling Group a license on the same terms as set forth in (i) above and that the LLC itself will make no such claim for damages or seek to enjoin the Selling Group or any of them from the exercise of any rights granted or to be granted to the Selling Group pursuant to this Section 5.7.

             5.8. (i) Each party will treat as confidential and not disclose or use financial information relating to the other parties and, in the case of Seller and RETEC, to the LLC;

                  (ii) With respect to technical information,

                       (a) TETRA, Buyer and the LLC may use and disclose the confidential technical information of RETEC and Seller covered in Section 5.6 above within the LLC Field of Use in accordance with their ordinary practices for treatment of such confidential information;

                       (b) The Selling Group may use and disclose the confidential technical information of the LLC covered in Section 5.7 above within the RETEC Field of Use in accordance with their ordinary practices for treatment of such confidential information.

                 (iii) The above restrictions on disclosure and use of
                       confidential information of a party shall not apply to information which the receiving party can show by reasonable proof:

                       (a) was available to the public prior to the receiving party's receipt of the information;

                       (b) becomes available to the public following the receipt of the information through no fault of the receiving party;

                       (c) was in the possession of the receiving party prior to the receipt of the information from the disclosing party and was not acquired by the receiving party from a third party under a confidential obligation or from the disclosing party;

                       (d) has been developed by the receiving party as a result of independent activities and without access to the information of the disclosing party; or

                       (e) has been released to the public through no fault of the receiving party.

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             5.9  The above provisions of Sections 5.6 and 5.7 shall
        inure to the benefit of and be binding on the successors to the business of and the assignees of the parties hereto, as well as to and on the affiliates of the parties hereto.

             5.10 (a) RETEC and Seller shall furnish TETRA and Buyer with all records regarding the operating assets and operations of the business of the LLC that are in their possession, other than financial information and information that RETEC and Seller reasonably believe is already in the possession of the LLC, Buyer or TETRA.

                  (b) Buyer and Seller shall, for a period of five years from the date hereof, make available to the other for inspection and copying during normal business hours, in connection with the preparation of tax returns, tax audits and tax litigation related to pre-closing periods, all tax records, and other retained records or copies thereof in their possession relating to the LLC and its business and operations for such pre-closing periods. Notwithstanding the foregoing, Buyer and Seller may dispose of such records provided that ninety days advance written notice of intent to dispose is given to the other beforehand. Such notice shall be delivered in accordance with the notice provisions set forth in this Agreement and shall include a list of the records to be disposed of, which shall describe each book, file or other record accumulation being disposed in reasonable detail. Each party shall have the opportunity, at its cost and expense, to copy or remove, within such ninety day period, all or any part of such tax records. For purposes of this section, tax records include, without limitation, journal vouchers, cash vouchers, general ledgers, material contracts, and authorizations for expenditures (AFE's).

                  (c) For a period of eighteen months following the date hereof, TETRA and Buyer shall provide RETEC and Seller with reasonable access to the LLC's books and records to confirm at RETEC's and Seller's sole cost and expense the accuracy of the financial statements attached as Exhibit 5.11 hereto.

             5.11  All agreements between the LLC, as one party, and
        RETEC and/or Seller, as the other party, shall be immediately terminated as of the Closing Date. RETEC, Buyer, TETRA and
        Seller acknowledge and agree (i) that services to be performed for consideration by RETEC for the LLC, TETRA and/or Seller after the Closing Date, if any, will be set forth in a separate written agreement on RETEC's and Seller's standard terms; and (ii) TETRA, Buyer RETEC and Seller have performed such due diligence as they have deemed necessary or appropriate in connection with the transactions contemplated hereby, and have had the opportunity to ask such questions regarding the operations of the LLC as they desired and have received satisfactory answers with regard thereto, and (iii) the financial statements of the LLC as of August 31, 1997 and attached hereto as Exhibit 5.11 represent the agreed financial statements of the LLC as of the effective date.
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             5.12  Each party hereto has been represented by and will pay all fees and expenses of all of its legal, financial and other advisors that it has deemed necessary or desirable to engage in connection with the transactions contemplated by this Agreement.

             5.13  Except for using the agreed upon text set forth in
        Exhibit 5.13, neither RETEC or Seller, on the one had, nor TETRA or Buyer, on the other, will make any press release or public announcement relating to this Agreement without the prior approval of TETRA or RETEC, as the case may be.

             5.14 TETRA and Buyer covenant and agree that as the controlling entity of the LLC, or the successors to the LLC, they will take the necessary actions to direct the LLC to perform those actions required to be performed by the LLC hereunder and not to take any action that the LLC is not to take according to the terms of this Agreement. In the event of a sale of the business of the LLC or its assets or of the Member Interests of the LLC, or of a successor to the LLC controlled by TETRA or Buyer, TETRA and Buyer will assure that the purchaser is bound by the same obligations of TETRA and Buyer set forth in the immediately preceding sentence with respect to the LLC or its successor.

        VI.  Indemnification

             6.1 Except as otherwise provided herein, TETRA and Buyer, jointly and severally, hereby agree to indemnify, defend and hold harmless RETEC and Seller from and against any liability, cost, expense, claim, demand, cause of action, judgment, order, or decree, and all associated fees, costs and expenses including attorneys' fees, ("Liabilities") which is made or assessed against RETEC or Seller or is paid or incurred by RETEC or Seller which arise out of (i) the operations, debts or obligations of the LLC at any time prior to or after the date hereof, (ii) any breach of this Agreement; and (iii) any failure by the LLC or Buyer to fully perform any defense obligation or to discharge and pay all LLC Liabilities (as defined in the Assumption Agreement) assumed by Buyer and the LLC under the Assumption Agreement. Notwithstanding anything contained in this Agreement to the contrary, Buyer does not indemnify or assume any liability of Seller for taxes imposed on the Seller related to the LLC's assets, business or operation for taxable periods or portions thereof ending on or before the date hereof.

             6.2 RETEC and Seller, jointly and severally, hereby agree to indemnify, defend and hold harmless TETRA and Buyer from and against any Liabilities paid or incurred by TETRA or Buyer which arise out of (i) any breach of this Agreement by RETEC or Seller;
        (ii) the breach by RETEC or Seller of their representations or warranties under this Agreement, or (iii) any claims that the provision by the LLC of Thermal Desorption Systems or Services in the form or manner provided by the LLC as of or prior

                                       13PAGE
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        to the effective date of this Agreement infringe U. S. Patents
        4,990,237 or 5,269,906 (hereafter an "Infringement Claim"), subject to the conditions and limitations set forth in the following sentence. With respect to any claims by TETRA, Buyer or the LLC for indemnification arising out of or relating to an Infringement Claim, (A) RETEC and Seller shall be obligated to pay at any time only one-half of amounts actually paid by TETRA, Buyer and the LLC to third parties in the defense of such Claims, in the settlement of such Claims, or to obtain a license under said Patents, or as royalties under a license to use or practice said Patents, (B) RETEC's and Seller's entire liability to TETRA, Buyer and the LLC relating to the defense and settlement of any Infringement Claim, and for costs incurred to obtain a license under said Patents, shall be limited in the aggregate to $250,000, (C) RETEC and Seller, and their designated counsel, shall be given promptly copies of all correspondence and court documents relating to any Infringement Claim and shall be afforded reasonable advance opportunity to consult with TETRA, Buyer, the LLC and its counsel regarding the defense and settlement of any Infringement Claim, and (D) RETEC and Seller shall have no obligation to defend or indemnify TETRA, Buyer, the LLC or their successors against any claim for infringement by the LLC or its successors of any other patents, copyrights, trade secrets or other intellectual property.

             6.3 If the LLC or any of the parties to this Agreement shall receive notice of any claim or alleged claim asserting the existence of a Liability as to which a party may be indemnified hereunder, the party to be indemnified (the "Indemnified Party") shall promptly notify the party expected to defend and indemnify the Indemnified Party thereof, setting forth in reasonable detail the basis on which such right to defense and indemnity is asserted.

             6.4 With respect to any suit, action, investigation, claim or proceeding for which defense and indemnification is claimed by the Indemnified Party, the Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter.
        Regardless of whether the Indemnified Party elects to participate in the defense, the Indemnifying Party shall reimburse the Indemnified Party for its expenses of providing assistance at the request of the Indemnifying Party, including, but not limited to, attorneys' fees and investigation expenses. In the event the Indemnifying Party shall fail timely to defend, contest or otherwise protect against any suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, to defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party, including but not necessarily limited to, attorneys' fees,
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        disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof.

             6.5 Indemnification payments pursuant to this Article 6 which have been agreed to by the parties, or which shall have been ordered paid by court order, which order is final and not appealable, shall be immediately due and payable by the Indemnifying Party.

        VII.  Miscellaneous

             7.1 This Agreement comprises the entire agreement between the parties hereto as to the subject matter hereof, and supersedes all prior agreements and understandings between them relating to the subject matter hereof. Each of TETRA and RETEC may extend the time for, or waive the performance of, any of the obligations of the other, waive any inaccuracies in the representations or warranties of the other, or waive compliance by the other with any of the provisions in this Agreement, but only by an instrument in writing signed by the party granting such extension or waiver.

             7.2 Any notice to any party given pursuant to this Agreement shall be given by telefax or recognized express courier delivery service addressed, if to TETRA or Buyer, to it at 25025 1-45 North, The Woodlands, TX 77380 (fax:(281) 364-4306),
        Attention: Geoffrey M. Hertel, Executive Vice-President; if to RETEC or Seller to it at 9 Pond Lane, Damonmill Square, Concord, MA 01742, Attention: Robert W. Dunlap, President (fax: (508) 369-9279). Any such address may be changed by a party by written notice to the other party. Any notice shall be deemed delivered when sent.

             7.3 This Agreement is made and shall be construed in accordance with the laws of the State of Texas.

             7.4 In the event of any dispute between the parties arising under this Agreement, the parties agree that (i) the state or federal courts in and for the County of Harris, State of Texas, shall have exclusive jurisdiction and venue to determine such dispute(s) if such action is initiated by RETEC or Seller, and
        (ii) the state or federal courts in and for the County of Suffolk, State of Massachusetts shall have exclusive jurisdiction and venue to determine such dispute(s) if such action is initiated by TETRA or Buyer. Each party hereby waives any objection to such jurisdiction and venue in any such court and any claim that such forum is an inconvenient forum.

             7.5 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

                                       15PAGE
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             7.6  If any term or provision of this Agreement, or the
        application thereof to any person or circumstance, shall to any extent be invalid or unenforceable or in violation of applicable law, such term or condition shall be deemed limited to the extent, if any, to which it is valid and enforceable without violation of law, and the remainder of the terms and provisions of this Agreement and the application thereof to persons or circumstances other than those as to which it is invalid or unenforceable or in violation of law, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

             7.7 In accordance with and as permitted by Section 17.42 of the Texas Deceptive Trade Practices Act, which is codified in Chapter 17 of the Texas Business and Commerce Code, as amended (the "DTPA"), TETRA and Buyer hereby irrevocably waive any and all rights that either of them may have, now or in the future, under the DTPA, other than any rights that it may have, now or in the future, under Section 17.555 of the DTPA. TETRA and Buyer hereby acknowledge that (i) Buyer is a wholly owned subsidiary of TETRA, (ii) TETRA and Buyer are "business consumers" as that term is used in the DTPA; (iii) TETRA, including Buyer, has assets of $5 million or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles; (iv) TETRA and Buyer have knowledge and experience in financial and business matters that enables them to evaluate the merits and risks of the transaction contemplated hereby; and (v) TETRA and Buyer are not in a significantly disparate bargaining position.

             IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written.

        Remediation Technologies, Inc.     TETRA Technologies, Inc.
        By /s/ Robert W. Dunlap            By /s/ Geoffrey M. Hertel
        Its President                      Its Executive Vice President

        Seller                             Buyer
        By /s/ Robert W. Dunlap            By /s/ Geoffrey M. Hertel
        Its President                      Its Vice President

        Exhibits to be Attached

        Exhibit 2.3    Form of Assignment and Assumption Agreement
        Exhibit 4.1    RETEC/Seller Disclosure Schedule
        Exhibit 4.2    TETRA/Seller Disclosure Schedule
        Exhibit 5.7    TETRA Intellectual Property
        Exhibit 5.11   Financial Statements
        Exhibit 5.13   Text of Press Release
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